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EDITED TRANSCRIPT
ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: JUNE 05, 2013 / 08:30PM GMT

OVERVIEW:
ASNA reported 3Q13 net sales of $1.142b and adjusted net income from continuing operations of $42m or $0.26 per diluted share. Expects FY13 EPS excluding certain items to be $1.10-1.15.

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - Senior Associate

David Jaffe Ascena Retail Group Inc - President and CEO

Dirk Montgomery Ascena Retail Group Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Taposh Bari Goldman Sachs - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Alex Fuhrman Piper Jaffray - Analyst

Oliver Chen Citigroup - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Mike Richardson Sidoti & Company - Analyst

Unidentified ParticipantAnalyst

Janet Kloppenburg JJK Research - Analyst

PRESENTATION

Operator

Good afternoon. My name is Sheverly, and I will be your conference operator today. At this time, I would like to welcome everyone to Ascena Retail Group's third quarter earnings conference call. I would now like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR - Senior Associate

Thank you operator, and good afternoon to everyone. Today's call is being recorded, and will be available for replay later today. Information on accessing this replay is available in today's press release. As a matter of formality, we would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks and uncertainties are referenced in today's press release, as well as in the Company's most recently filed Form 10-Q. Finally, in these remarks we refer to adjusted earnings, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measures we discuss today to GAAP measures are included in today's press release. At this time, I would like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you. Good afternoon, and thank you for joining us to discuss our fiscal third quarter. A challenging external environment, characterized by continued economic pressure on middle income consumers coupled with an unseasonally cold and long winter had a negative impact on traffic. Sales improved across all brands in Q4 to date compared to Q3; however, the late May and early June comps were choppy, suggesting that the improved trend may have been driven in part by pent-up demand from the cold Spring. With that background, let's look at the overall financials. Total comp sales for the third quarter were down 1%, reflecting a store comp decline of 4% and e-commerce sales increases of 37%. All of our brands except Catherine's had negative comps, driven predominantly by the environment I just described. The Lane Bryant and dressbarn were further impacted by merchandising misses. Adjusted EPS for the third quarter of $0.26 compared to $0.34 in the same quarter last year, driven primarily by the disappointing sales results.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

I'd like to walk you through results for each of our five brands in a little more detail. At Justice, total comp sales were down 2% in the third quarter, with store comps down 4% and e-commerce up 27%. The store comp decline was driven by soft traffic and transactions; however, total revenue was up 4%, driven by new store growth. With regard to specific categories, accessories, denim, and casual pants were standout performers. Warm weather merchandise, such as shorts, tank tops, and warm weather footwear are key elements of Spring sales and underperformed during Q3. However trends on this merchandise, as well as total Justice brand sales, have rebounded in early Q4. Driven by new store growth, total Justice revenue was up 4% for the quarter. We took the cadence of promotion up versus last year with a marketing strategy that continues to focus on communicating value through both targeted loyalty programs and store-wide point-of-sale events. Justice executed three additional point-of-sale events during the quarter, including two flash sale events in which an additional 20% off was offered.

Recent consumer research indicates that Justice continues to be the market leader in the tween girls space. We continue to be encouraged by our progress on the Brothers rollout, which will be in 80 locations by August, but the locations open to date have seen no decline in the girls' business and are generating promising incremental boys' sales to date. We will continue to rollout this brand to additional locations in 2014, and will provide more detail on specific plans this Fall. We open 12 Justice stores, including two in Canada, and closed 9, ending the quarter with 961 stores versus 920 last year. The Justice expansion into Canada is also progressing well, with 25 stores targeted by the end of the Spring season. On average, the Canadian locations are outperforming the US locations in terms of both sales and profit.

Turning to Lane Bryant, Q3 total comp sales were down 1% to last year, driven by soft traffic and product assortment misses. Store comps were down 6%, with traffic and ADS down versus last year, partially offset by higher conversion. E-commerce continued to be strong at 39% growth versus last year. Although weather was a factor in traffic declines, product assortment is also an issue. We believe the assortment was overly broad, and that it was overweighted toward casual wear occasions. In addition, the fashion assortment was too basic and not on trend in a number of departments, including knits. Underperforming categories in addition to knit tops were premium denim and jewelry. Intimate apparel and activewear performed well relative to other departments. Fourth quarter comp sales trends to date have improved compared to the third quarter, reflecting positive consumer reaction to new merchandise, a more wear-now assortment, and a more customer-friendly approach to merchandising assortments to support outfitting.

We're seeing strong builds in intimates, knit tops, crops, and pants. In addition, Lane Bryant has adjusted its promotional strategy toward category-focused and occasion promotions aimed at increasing conversion and trial, compared to their historical strategy of providing layered discounts to regular customers. We revised promotion and marketing plans to insure that we end the season with the appropriate level of Spring goods. While those exit strategies will impact fourth quarter margins, we expect to show a better balance of fresh inventory as we start the Fall season. The Lane Bryant store count was 788 locations at the end of the quarter versus 801 last year. During the third quarter, we opened 18 new stores and closed 19.

Maurice's total comp sales were flat for the quarter with strong e-commerce growth of 37%, and store comps down to 3% due to soft traffic. In addition, total sales growth increased 5%, driven by new store openings. Cooler weather merchandise categories performed well in the quarter, including our woven tops, footwear, and wear-to-work blazers and vests. Warmer weather merchandise generally underperformed non-seasonal goods in Q3, but have improved their selling rate in Q4 to date. With respect to marketing, we had a comparable level of direct mail verts last year, with two mailers in the quarter, and an increase in key item promotions to drive traffic and conversion. For the fourth quarter, we are adding one direct mail piece, a postcard specifically directed to activate low frequency customers. Our Take 10 loyalty program continues to grow and we've increased the size of our e-mail database to 3.1 million. Additionally, the penetration of our private label credit card increased over last year, and is at approximately 36%.

We are very excited about the hiring of our new Chief Merchandising Officer, Erin Stern, during the third quarter. Erin is an outstanding merchant with the deep understanding of the Maurice's customer. She has over two decades of retail experience, including Chief Merchant for Juicy Couture, President of bebe Sport, and several senior merchandising positions at Old Navy. Our store base is now 862 locations at the end of the quarter versus 813 last year. During the third quarter we opened 14 new stores, including two in Canada and closed 2.

Dressbarn's total comp sales were down 6%, including a 7% decrease in store comps. However, the e-commerce channel remains strong, continuing its impressive growth, with a 56% increase for the quarter. The cooler weather patterns, specifically in the Northeast where dressbarn has a high concentration of stores, clearly affected our results and drove traffic down. Our outerwear blazers and Jones sportswear categories all performed well in Q3, all showing increased sales versus last year, reflecting the continued purchase of apparel for the cooler weather trends. Underperforming departments were centered mostly in warmer weather items in knits, bottoms, and dresses, and the misses were larger in cooler weather regions.

Dressbarn responded to the sales decline by reducing inventory levels and cutting discretionary expenditures for the season. Q3 ending inventory was down 4% versus last year, and will be managed considerably into the Fall. With regard to marketing, the major differences in Q3 compared to last year were the launch of the April Fashion Bug earlier to support Easter, and additional key item promotions to stimulate demand. Enrollment in our Blush Perks loyalty program is now at 5.5 million customers, up significantly from last year. In addition, our private label credit card market share is now at 30% of sales. The dressbarn store count is at 833 locations at the end of the quarter versus 838 last year. During the second quarter we opened 17 and closed 13 stores. On an organization note, dressbarn's Chief Merchandising Officer, Keith Fulsher, announced his retirement recently after 18 years with the Company. I want to personally thank Keith for his outstanding leadership and contribution to dressbarn's growth over the years. We began a search for Keith's replacement in April, and Keith will remain with dressbarn until his successor is onboard to insure a smooth transition.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Catherine's continue its strong performance with total comp sales growth of 10%, with store comp sales of 8% and 28% growth in e-commerce sales. Merchandise categories that performed well for the quarter include casual wovens, denim, and sweaters. The Catherine's marketing program was largely unchanged versus last year, and stayed focused on frequent mailers, nine this year and last. We did extend our Catherine's cash bounce back program, which was successful at generating increased sales. The penetration of our private label credit card has increased to 40%. The Catherine's store count is at 402 locations at the end of the quarter versus 430 last year. During the third quarter we closed seven stores.

Before I turn the call over to Dirk for a deeper dive in the numbers, I'll just say that this was obviously a challenging quarter, due both to the external environment and what we recognize as opportunities to improve our merchandising and marketing strategies. I'm pleased that we responded quickly to the near-term top line challenges by adjusting promotions in Q3 and Q4 to stimulate sales and clear inventory so that we will be well-positioned for late Summer and Fall, and have also cut expenses to partially offset sales declines. We continue to build talent infrastructure to support improvement in these areas as part of our overall strategy to drive sustainable, long-term sales and profit growth. With that, now Dirk will provide an update on financial highlights.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Thank you David, and good afternoon everyone. Before reviewing our third quarter results, it's important to note that this years quarterly earnings include certain financing and restructuring costs related to the Charming acquisition. We believe these costs are not indicative of ongoing operations for period-to-period comparisons. The results discussed in this call are adjusted to exclude those items which are described more fully in our press release. In addition, my comments on last year's quarterly results have been adjusted to include Lane Bryant, Catherine's, and Charming Shoppes overhead costs for comparison purposes, unless otherwise noted. Total quarterly net sales increased 46% to $1.142 billion. Of this amount, Lane Bryant and Catherine's accounted for substantially all of the sales growth versus last year.

As David mentioned, cooler than normal weather and a challenging external environment resulted in comp store sales below our expectations, due primarily to soft traffic, comp store sales were down 4%. In terms of sales by regional, all regions were negatively impacted by cooler than normal weather patterns, other than the West Coast, which had positive store comps versus last year. Our e-commerce business continues to be strong, increasing 37% year-over-year to $98 million, with lots of future growth opportunity. On a combined basis, total comp sales decreased 1%. Moving down the income statement, gross margin was $658 million, or 57.6% of sales. This compares to last year's adjusted gross margin of $665 million, or 58.8% of sales. The 120 basis point decline was primarily due to increased markdowns and promotional activity associated with a challenging environment.

Total Q3 buying, occupancy, and distribution costs were $208 million, or 18.2% of sales, compared to last year of $195 million or 17.3 percent of sales, reflecting deleverage on our negative comp sales. Total SG&A was $332 million, or 29.1% of sales. This compares to last year's $323 million, or 28.6% of sales. The increase of 50 basis points was primarily due to the duplicative overhead structure created by the acquisition, and we expect to significantly reduce our overhead over the next three years. Adjusted operating income decreased to $73 million, or 6.4% of sales. This compares to $109 million, or 9.7% of sales last year. Adjusted quarterly operating income results by brand, fully loaded for corporate overhead costs, were as follows.

Justice's operating income decreased 11% year-over-year to $21 million, or 7% of sales. This compares to prior year Q3 operating income of $23 million, or 8.1% of sales. The decrease was mainly due to the deleveraging of operating expenses, particularly in buying and occupancy. Lane Bryant came in with operating income of $5 million compared to $19 million in Q3 of last year. A decline in gross margin was driven by increased markdowns and was coupled with an increase in SG&A, due to the duplicative corporate overhead structure. Maurice's operating income decreased 8% versus last year to $35 million, or 14.8% of sales compared to prior year Q3 operating income of $38 million, or 16.9%. This is primarily driven by a deleverage of SG&A.

Dressbarn came in with operating income of $6 million, or 2.5% of sales, compared to prior year Q3 income of $24 million, or 8.9% of sales. The decline was driven by a decrease in sales in gross margin rates due to higher markdowns and promotional activity, along with a deleverage of buying and occupancy expenses. Catherine's operating income was $6 million, or 6.7% of sales, compared to operating income of $4 million, or 5.4% in the prior year, reflecting very strong performance for the quarter. The Company's effective income tax rate for the third quarter was 39.6% on an adjusted basis. This compares to a rate of 37.5% in last year's third quarter. Adjusted net income from continuing operations decreased 21% to $42 million, or $0.26 per diluted share. This compares to last year's adjusted net Income of $54 million, or $0.34 per diluted share.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Turning to the balance sheet, we ended the quarter with $206 million in cash and cash equivalents. Of this amount, approximately $150 million is overseas. We ended the quarter with long term debt of $156 million. Under an amended revolver agreement completed in March, we expanded our borrowing availability from $250 million to $500 million, and extended the maturity date to June of 2018. We subsequently prepaid the remaining $279 million outstanding principal balance of the term loan. This new facility will result in lower interest rates and greater flexibility. Combined with our strong cash flow generation, this new facility should meet our liquidity needs. Total inventory of costs was $538 million at the close of Q3, up 2% versus last year on an adjusted basis. However, we've adjusted promotional and clearance plans in the fourth quarter to position ourselves for a clean inventory position going into Fall, with targeted total inventory dollars below last year.

CapEx for the quarter was approximately $75 million. Full year fiscal 2013 CapEx is projected at $350 million, which includes the major multi-year projects we noted previously, the centralized store distribution facility, our e-commerce fulfillment center, and the ongoing IT transformation. In terms of unit development, we expect to finish the year with approximately 200 openings, and expect to close approximately 160 stores. A quick update on Charming Shoppes' exit strategies for Fashion Bug and the Figi's sale. We've essentially completed the liquidation of the Fashion Bug business, including the resolution of credit card liabilities, inventory liquidation, and lease terminations at roughly breakeven. We have a small number of leases outstanding as the only remaining exposure, which is immaterial. The Figi's marketing process is ongoing, and we have no further updates at this time on the status of the sale.

I'd now like to provide some thoughts on our outlook for Q4 and full year 2013. We are encouraged by improved May results across all our brands compared to Q3. Q4 quarter-to-date total comp sales were up low single digits. However, the late May and early June comps were choppy, suggesting that the improved trend may have been driven in part by pent-up demand from the cold Spring. We also believe that macroeconomic trends are negatively impacting apparel segment traffic. All of our brands are focused on adjusting promotional activities to insure that we end the fourth quarter with appropriate levels of Spring carryover merchandise, and we are conservatively positioning inventory for the Fall season. We have also reduced expenses where possible to offset the soft sales trends. We are reducing our fiscal 2013 earnings guidance of $1.20 to $1.30 per share to $1.10 to $1.15 per share, which excludes one-time financing and restructuring costs related to the Charming acquisition. Note that this assumes total comps for the balance of the fourth quarter in June and July in the range of flat to up low single digits. That concludes my financial comments, and I will now turn it back to David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Dirk. As we look toward 2014 and beyond, we feel very good about our ability to achieve sustainable top line and bottom line growth at all of our brands. I'm encouraged by the progress both the Lane Bryant and dressbarn teams are making on their broader repositioning plans. While this will happen incrementally over time, we are confident that we are on the right path for long-term improvement in both brands. We've been focused first on talent, and as we find Keith's successor CMO at dressbarn, this will be the last senior level position in our executive ranks to be transitioned.

In terms of margin improvement, we previously identified a $90 million long range opportunity through overhead reduction and cross-brand synergies. We are making solid progress toward that goal, and expect to see benefits from those efforts ramping up over the next few years. In closing, we have a view of the future that is very compelling, and our lead shift team is looking forward to growing the business and achieving that vision while it's generating superior shareholder returns. Our brands and shared services leadership teams look forward to providing a more detailed update on our long-range growth plans at our annual Investor Day on October 9 in New York. Thank you, and I'd now like to open up the call to your questions.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Taposh Bari with Goldman Sachs.

Taposh Bari - Goldman Sachs - Analyst

Thank you, and good afternoon. Hey, David. I guess I just want to start with the comp progression. Last we heard from you, you were running flat through the end of March, which I would have imagined was the worst of retail. It sounds like things got worse in April. If you could just elaborate on that, and if you could just provide some more color as to what's happening in May, just to start?

David Jaffe - Ascena Retail Group Inc - President and CEO

Without giving the specifics, April was tough. We've all followed the weather patterns and the reports from all the other retailers, and you see our final numbers for the quarter, which was clearly disappointing. And then May, you just -- you follow the weather again. The first three weeks in May were perfect, and for those of us that struggled through Memorial Weekend on the East Coast with sweaters on, it was a tough weekend. And as we said that last week in May and so far in June, the word we're using is choppy, which means in our vernacular that it's been up and down, and it's been inconsistent among the brands for various reasons that are specific to each brand. So we're not seeing that strong trend continue that we saw in the first three weeks of May, which frankly is disappointing. But there are reasons for it, and I hate to keep using the weather, but certainly Memorial Day weekend was not great. And as we look out, we feel we're in good shape and well-positioned, but it's hard to see what the consumer is doing.

One of the things that we've seen on a global level, and I'm sure you read the same reports, is that there seems to be a trend towards more durable good purchases and less consumer discretionary/ So as auto sales are up, and home sales and home furnishing sales are up, we're seeing the apparel segment, particularly at the moderate level, suffer a little bit. And one report I just saw on consumer debt formation showed it at lower levels than expected, and the vast majority of that, interestingly, was for auto loans, and only a tiny bit was for credit card, or private label credit card. So I think we're seeing some trends out there that may be shorter term in duration but it's certainly playing a little bit of havoc with our results, and we're going to be watching those really carefully as we round the corner and start heading into back-to-school and the Fall season.

Taposh Bari - Goldman Sachs - Analyst

As you've progressed here into post-Memorial Day, have you seen promotions throughout the industry ramp up? Because it sounds like, looking at the way that things evolved through the first quarter, a lot of companies missed on their sales plan, given the weather. It seemed like promotions were fairly rational, but now that we're entering, call it this clearance period, are you seeing an increased level of markdowns across the space?

David Jaffe - Ascena Retail Group Inc - President and CEO

We saw a bunch during Memorial Weekend. I'm sure there is always someone who's doing something, but it wasn't that pervasive, you walk down the mall and everybody during Memorial Weekend had these crazy sales. We're not seeing that to the same extent. So I'm hoping that people got their inventories in line and we aren't going to see that heavy promotional environment, which isn't good for anybody.

Taposh Bari - Goldman Sachs - Analyst

Last one I have for you guys is the SG&A line. Obviously, a lot of wood to chop there. When should we start to see some leverage on SG&A as you work through some of these overhead opportunities?

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Yes, Taposh. I would say into next Fall, and then over the next 12 to 24 months. I mean, as we've said before, some of the overhead reduction opportunities will just take time to implement, and we see them ramping up over the next 12 to 24 months.

Taposh Bari - Goldman Sachs - Analyst

Okay. So are you saying next Fall is when we should start to expect SG&A leverage on a comparable basis?

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

We'll give a lot more detail on that when we talk about next year's guidance in the Fall, but I think we certainly see, as we talked about last year, ongoing opportunities for overhead reduction as we head into '14 and '15.

Taposh Bari - Goldman Sachs - Analyst

Okay, thank you very much guys, good luck.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Taposh.

Operator

Your next question comes from the line of Scott Krasik with BB&T Capital Markets. Please proceed.

Scott Krasik - BB&T Capital Markets - Analyst

Yes, hi everyone. Thanks for taking my question.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Scott.

Scott Krasik - BB&T Capital Markets - Analyst

Just wanted to drill down on Justice a little bit. If you combine Q3 with what you expect to do in Q4, maybe sort of low growth on a comp basis. I'm not sure exactly what you have implied in your guidance for the operating margin in Justice in the fourth quarter, but maybe talk about what your expectations are going forward from here. Is this business just a low comp business at this point? You talked about expanding margins in the past, but you're probably going to be sort of flattish for the year relative to last year. So how do you think about that now?

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think there have been some unique issues in the Justice business. We've talked, Scott, about how Easter is so important to the Missy customer at dressbarn and Lane Bryant. Well, Easter is right around Spring Break, and if that customer isn't going somewhere warm, or it's not warm out Spring Break, those sales suffer, as we saw in that third quarter. I think the business there is still very strong. I think that they've developed some new tools, like this flash sale, which has been able to drive high levels of engagement with the customer, as well as attract new customers.

So they've added another tool to their kit, and then finally we're rolling out Brothers. So there will be 80 stores for back-to-school, and what that does is, as you heard me say earlier, is create incremental volume. So we'll tell you more about the specifics on that in October, but as I look out, there's no reason why every store, maybe have to be relocated to expand, but there's no reason why every store can't have a Brothers shop in it, and if we continue to be successful in adding Brothers volume without impacting the girls' volume, that is going to be a very strong comp driver.

Scott Krasik - BB&T Capital Markets - Analyst

You said that's historically, what, a mid- to high-single digit lift from Brothers on the comp?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes.

Scott Krasik - BB&T Capital Markets - Analyst

Okay, and so in terms of rolling it out, you've seen that as you've gone from 0 to 25 to 50 (inaudible)?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, yes. The point, though, is, remember that we only have a handful of those stores that are truly comp.

Scott Krasik - BB&T Capital Markets - Analyst

Right.

David Jaffe - Ascena Retail Group Inc - President and CEO

So you get the initial incremental, and then we're watching them comp on themselves. So we see that business not just at initial incremental, but also as we continue to refine the merchandising and improve the word of mouth and other marketing that we're doing to support the building of the brand. We see that growing and becoming a very important addition to our business at Justice.

Scott Krasik - BB&T Capital Markets - Analyst

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Okay, that's interesting, thanks. And just last, Dirk, in terms of incentive compensation, I don't know if it moves the needle or not. I assume with a second guidance cut this year, that's probably going to be a lot lower year-over-year in the fourth quarter. Does that -- is that a meaningful number we should think about for Q4?

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Yes, it's worked into our guidance numbers. We actually adjust it as we go and true it up as we go. So I wouldn't say that necessarily year-over-year it's going to show you a significant benefit as we head into the fourth quarter, although I don't have my facts handy on what that actual expense was in the fourth quarter. But, I mean, certainly with our results being what they are, the overall incentive expense is going to be lower than it was last year.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Scott.

Operator

Your next question comes from the line of Brian Tunick with JP Morgan. Please proceed.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Thanks. Good afternoon, guys.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi Brian.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Two questions. Hey, Dave. I guess at the Analyst Day, the Lane Bryant business, I guess you say the lifestyle casual was 40% and wear-to-work was 20%, and then on the fashion level, core was over 50%. So I guess I was just wondering, what's the timing for Linda to make meaningful changes to those mixes, and how do you think about doing that without walking the core customer? And then the second question, maybe for Dirk, at the Analyst Day, a lot of discussion of the SG&A and the corporate overhead opportunities, but can you talk a little bit about the gross margin opportunities that you guys think longer term from a direct sourcing perspective, or leveraging of the vendor base, how big of an opportunity do you think that could be as you talk about that 12% EBIT margin goal that I think you guys have put out there?

David Jaffe - Ascena Retail Group Inc - President and CEO

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

While Dirk is working his calculator magic here, on the LB side, Linda has already gotten in and has rolled up her sleeves, and I think it's more important to think about the selection of the merchandise rather than the balancing between various categories. So it may be, and Linda will talk more about this in October, that she doesn't change the breakdown that you just laid out, but within that breakdown of, say, of casual or wear-to-work or whatever, the product selection changes significantly.

So one of the things that she's doing is going out and talking to the consumer and doing a segmentation study to make sure we understand exactly who our customer is, and not go off of some old research or old assumptions, and then make sure we've got the appropriate products and styling that appeals to her. So it may be that there are a few customers that we walk, but by providing more of what our core customer wants and less of, as you heard me say earlier, of basic goods, which really are not fashion compelling, I think we are going to attract a much stronger customer base, as well as give that customer more of what she's looking for. So with that, let me turn it over to (Multiple speakers)

Brian Tunick - JPMorgan Chase & Co. - Analyst

Are you doing that survey --

David Jaffe - Ascena Retail Group Inc - President and CEO

I'm sorry. Go ahead, Brian.

Brian Tunick - JPMorgan Chase & Co. - Analyst

I'm sorry, Dave. Are you doing that survey work now? Is that something you've done before? And where are those customers shopping today that you're trying to bring into Lane Bryant, or even reactivate?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, we don't have the final results, so I'll give you kind of top-of-mind, and then let Linda give you more detail on that in October, but conceptually, it's about taking customers that left the brand. Unfortunately, in any retailer, you lose a lot of your customers year-over-year. So we want to get those customers back, reactivate them. We want to get greater share of wallet from our existing customers, and as I say, if we offer more fashion that's attractive to her, I think we'll be successful in that. And then there are a lot of other retailers that sell large-size women's clothing that do a pretty good job of it, and we happen to own a couple of those other brands in dressbarn woman and Catherine's and Maurice's Plus. So it's very competitive out there. Large-size apparel isn't as neglected as it was 20 years ago. So we need to make sure, as being the icon in the industry with the number one specialty store market share, that we continue to build on that and bring those customers that may have migrated away from us to go to a big box or a discounter or what-have-you, back into the fold.

Brian Tunick - JPMorgan Chase & Co. - Analyst

[All right], very helpful.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

So Brian, to answer your second question, in terms of the, I think your question was aimed at as we think about the overall overhead reduction and synergies potential that we talked about last fall, including the direct sourcing opportunity, where do we see that impacting the P&L? I mean, clearly the direct sourcing opportunity would impact gross margin. As we talked in the Fall, we need to get into the implementation of that to really truly determine what the upside is, but certainly we feel like there's a lot of upside as we fully implement that opportunity over the next few years. If you consider the list of the other ideas that were in the brand synergies list that we unveiled in the Fall, many of those items, particularly the DC consolidation and logistics opportunity, will actually hit lines other than what goes into gross margin. BD&O obviously would be impacted by the DC and the logistics benefits. We had estimated a long-term potential in that category in the range of $25 million to $30 million, which is significant, and it's the most significant idea that was on that page. Many of the other initiatives that we have ongoing will also affect SG&A. So I think it's going to be spread pretty evenly across the P&L, and our plan is to provide an update on our specific savings plans for 2014 as we head into Fall.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Brian Tunick - JPMorgan Chase & Co. - Analyst

Terrific. Thanks very much. Good luck guys.

Operator

Your next question comes from the line of Alex Fuhrman with Piper Jaffrey. Please proceed.

Alex Fuhrman - Piper Jaffray - Analyst

Great. Thanks, guys. Curious to talk a little bit about some of the other ongoing initiatives that you have, particularly the bringing e-commerce fulfillment in-house? Especially with e-commerce up as much as it was during the quarter, I mean, are you seeing e-commerce growth accelerate more or less than you would have thought over the past year? And as it becomes so much of a bigger part of the business, how does the ability to bring that in-house from a fulfillment side really change your ability to interact with the stores and the e-commerce side and really create a multi-channel experience for the customer?

David Jaffe - Ascena Retail Group Inc - President and CEO

First, I'm please that e-commerce is outperforming our plans at virtually all the brands. So continues to do well in all regards, and we are excited about the out look for those businesses as we continue to invest in them, both in terms of people and systems and what-not. The opportunity to bring e-commerce fulfillment in-house is primarily a cost saving opportunity, as well as it gives us more control and flexibility to deliver the level of service that we think is appropriate for our customers, which in some cases, frankly, is a little bit higher than what we're currently doing through third parties. So that's going to start rolling out brand by brand beginning next Spring. And the fact that things are strong there in the e-commerce business does not impact the timing or our ability to take on this function for the brands. What it does also do is as we start centralizing our e-commerce, our distribution, start migrating to more common platforms, it gives us the ability to implement more Omnichannel initiatives, such as store ordering, delivering to stores, being able to use the stores as a fulfillment center. All those things are very exciting. Some of the other retailers out there are maybe a little further ahead of us, but we are very focused on that, and I think we'll be catching up quickly.

Alex Fuhrman - Piper Jaffray - Analyst

Great, that's very helpful. Thanks, and good luck.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Alex.

Operator

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Your next question comes from the line of Oliver Chen with Citibank. Please proceed.

Oliver Chen - Citigroup - Analyst

Hi, good afternoon.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Oliver.

Oliver Chen - Citigroup - Analyst

Regarding your comp guidance and for the flat to low single digit, was the improvement pretty evenly split across your banners, or were there any characterizations you could provide there? Also, with the merchandise misses you called out at Lane Bryant and dressbarn, could you just help us prioritize how we can get a little bit more comfortable that you're on the right track with respect to the improvement in merchandise? That would be great, thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. I probably would say that a rising tide lifts all ships. So while some of them in the third quarter were down more than others, the amount of improvement (inaudible) was relatively the same. So the guys that were still a little bit of a laggard, stayed a little bit -- like dressbarn had a tough third quarter and their business is still a little bit tough. Not as tough as it was, and that was seemingly consistent among all the brands, with a little bit of exception. Lane Bryant got a little bit better. So we'll see how the rest of the season plays out. On the second point, I think Oliver, this is one where we've been spending a lot of time, with the focus at dressbarn and Lane Bryant's has been to drill down on the merchandise based on the past misses, or in Lane Bryant's case, the addition of Linda to be focusing on products, with maybe a fresh eye, and there have been changes made.

There's been product that's been moved out quickly at aggressive prices to clear it, and there's other product that maybe we've said gee, this isn't going to work for us, let's not cut it, let's make it into something else. And the reality is that as you bring on new products, it's always a risk. You don't know. We feel much better about it, and the customer is going to tell us whether or not she likes it. So we're watching it very carefully, and where we can, we're out there testing product to get a read on it, and then we can go back and bring it in, in a big way for later in the season or the next season, and react to those trends that we're seeing on a test basis.

Oliver Chen - Citigroup - Analyst

Thank you, and just as a follow-up, you mentioned in your press release that you're adjusting your promo plans to insure the Spring inventory balances are in good shape. How do we triangulate that with how we think about gross margin? Is the runway that you experienced here sort of the range which we should expect it to be next quarter?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think what you heard Dirk say earlier is that -- and myself, we're going to have some gross margin impacts from clearing some of the products, like I just mentioned at Lane Bryant's. So yes, you will see an impact on margin. We can't quantify it for you, but I think we are going to have a little bit of a hit there overall, and the result is going to be that we're going to have clean inventories. That's the most important thing, but all our best guesses have been factored into the guidance that Dirk give you a minute ago.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Oliver Chen - Citigroup - Analyst

Thank you, guys. Best regards.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Oliver.

Operator

Your next question comes from the line of Edward Yruma with KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi. Thanks for taking my question. You indicated, right, weather weighed on the quarter. You also indicated pressures on the middle income consumer. Are you adjusting your buy plans for the remainder of the calendar year should some of this weakness be a little bit more permanent than perhaps weather?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes. I think that's a really good question, Ed, because as we look at the pressures, and I don't want you to think that we believe that the middle income consumer is economically constrained. If that was the impression we gave, I want to correct that. I think it's a shift out of discretionary, or like out of apparel into durables, and we've seen this in a number of areas, and I mentioned some of it on one of my earlier question's responses, and I think consumer confidence is at a five-year high. Credit is -- consumer credit is in good position. So I think that this trend to durables may last for a little while, and as we look at Fall, we have not finalized our budgets, but we are certainly looking at those trends in light of our Fall expectations.

So what I would tell you is, as in the past where there have been apparel slowdowns, either due to a shift or due to tough economic times, we tended to have done reasonably well because of the trade-down effect. We are a middle or moderate retail group of moderate retail chains, and we are promotional. So a lot of times we get the benefit of people shifting out of the department stores or the mall specialty stores, and as much as we lose some of our customers down another notch to lower level, or they shop a little bit less from us, we have tended not to get the big ups and downs in a tough economic cycle or a durable shift. So we'll certainly look at it very carefully, but I would -- I'm not expecting that we're going to be planning our comps negative for Fall at all.

Edward Yruma - KeyBanc Capital Markets - Analyst

I got it, and one follow-up. I believe you said that you were relatively pleased with the performance at Catherine's. I think initially you had characterized this as kind of a gift with purchase. How do we think about the longer term strategic positioning of the brand? Does that work, kind of dovetail with the work that you're doing at Lane Bryant? Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

They are actually in very different positions. I would say Catherine's is a year or so ahead of where Lane Bryant is going, just because they started the process earlier. I am very pleased with what is going on at Catherine's and the leadership from Joan and Brett. They are doing a wonderful job. The team has really come together and focused on this customer in a way that's producing really terrific results. So as you may recall, after the recession, as a result of the recession, they had dropped from $750,000 a store to about $600,000. They are well on the way back up there, but they have still a couple more good years to go. So they are clearly focused on getting back to that $750,000, and when they are able to do that, it will be another discussion about whether or not we should be rolling the chain out or expanding it or what-have-you, but clearly that's something that's on hold for now until they're able to execute their three-year plan of getting back to the $750,000 level.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Edward Yruma - KeyBanc Capital Markets - Analyst

Got it. Thanks so much.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Ed.

Operator

Your next question comes from the line of Mike Richardson with Sidoti. Please proceed.

Mike Richardson - Sidoti & Company - Analyst

Yes, hi. Thanks for taking my call. Just two real quick questions. The first one is, can you remind us where you see the store count by brand for this year? And the second one would be, obviously you guys paid down some debt the last couple of quarters. Just how should we thinking about that going forward? Thanks.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Sure. So as far as the store counts by brand, I can give you all that offline after the call, just because it will be a little bit detailed. Can you repeat your second question? Was it around our anticipation over debt paydown?

Mike Richardson - Sidoti & Company - Analyst

Yes.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Sure. So, I mean, I think our plans, as we have done historically, we want to have a conservative balance sheet with low debt in an effort to allow us to actually be opportunistic for future opportunities, and really to just make sure that we have ample liquidity as we go through this next -- really the next full year of significant infrastructure investment on some of these projects that are going to drive synergies. All that said is we have excess cash. A priority for us will be to pay down debt over the next year or two as a top priority for excess cash.

Mike Richardson - Sidoti & Company - Analyst

Great. Thank you very much. Good luck.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you, Mike.

Operator

Your next question comes from the line of Matt Temple of Avondale Partners.

Unidentified Participant Analyst

Hi guys. This is Matt for Mark. I just wanted to touch on your e-commerce business now that it's becoming kind of a larger portion of total sales. And specifically in the quarter, when you guys look at such a big increase in such kind of a difficult weather environment, how do you guys think of -- was that inflated by the fact that consumers stayed home and did more shopping online, or do you look at that as a suppressed number as well with potential to grow higher, kind of like your in-store count?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well certainly, Matt, e-commerce has got a wonderful upward trend, and we see that continuing at all brands. So was it boosted or suppressed by the weather? Historically people would tell you that in bad weather people do shop more online or via catalogs because they don't want to go out. In this case, I'm not so sure because in Spring they're buying to wear now, and it was cold, so there was no big demand to wear now. So I don't think you saw a distorted number one way or the other. But as we look out, again let me emphasize that I see continued double digit growth in e-commerce at the brands.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Yes, I mean, as we look into Q4, the trend of the e-commerce growth versus last year is very much in line with the year-to-date average so far. So I think we feel very good about our opportunities to continue to grow it.

Unidentified Participant Analyst

Have you given like a long term goal for like a potential e-commerce penetration?

David Jaffe - Ascena Retail Group Inc - President and CEO

We haven't given one specifically, but what I would tell you generically is that in our brands where e-commerce is more established and been around for a longer time, such as Lane Bryant and Catherine's, you're in the mid-teens. So it's a very healthy number, whereas the brands that are newer to e-commerce, dressbarn is only 2.5 years, Maurice is 3.5 years, its got a much lower penetration, but its got wonderful ramp-up. So down the road can they all be a certain number? I'm not going to sit here and try and give you a projection for each brand, other than to say that we're not sure, given the existing technology, we're not sure where that limit to growth is, but clearly the consumer likes e-commerce, and as we talk briefly a minute ago about Omnichannel, she likes the ability to be able to buy online and deliver in the store, or if she's in the store, we don't have her size or color, to be able to order in the store. So that's back to what we had talked about on the last call. Where it starts getting blurry. and where we start looking at comps for brick-and-mortar and e-commerce and they get a little gray as to which one is which, and over time I think that you're going to see that continue.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Unidentified Participant Analyst

I have one last one on your flash sales. When do you send those out in relation to when the sale begins?

David Jaffe - Ascena Retail Group Inc - President and CEO

The night before.

Unidentified Participant Analyst

And those are for store only or is that e-commerce as well?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, it's both.

Unidentified Participant Analyst

Did those drive incrementally higher profit dollars this quarter?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes.

Unidentified Participant Analyst

Thanks, guys.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Matt.

Operator

Your next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed.

Janet Kloppenburg - JJK Research - Analyst

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Hi David, hi Dirk, how are you?

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Hi. I got on a little bit late, you guys, but I was looking at the performance at dressbarn, and I know that weather was -- I have great appreciation for what weather did to business in this quarter, but I was just thinking about the performance of the brand over the last several quarters, and it seems to be having some difficulty. And I'm just wondering if you could help me better understand in what categories of business that might be, and if the modernization of the brand is on the course you expected it to be, or if you need to tweak that positioning a bit? Thanks so much.

David Jaffe - Ascena Retail Group Inc - President and CEO

I think that's a fair call-out. We were not thrilled with our business at dressbarn in the third quarter. There were not a lot of stand-out categories, and we think that there is some tweaking to our positioning, and we started that work, Janet, and we'll see over the next three to six months a lot of soul searching as to who our customer is, what she's looking for, how she wants to be spoken to, styles that she likes, what level of fashion, types of promos, types of communication, et cetera. So we're really kind of starting with a blank slate, and Jeff has assembled primarily a brand new team at the executive leadership level, and he's really encouraging a rethinking.

So as we mentioned earlier, we're looking for a CMO, and that will be the last link that we need. In the meantime the work continues, and we have two strong women that have come in, one the Head of Marketing, one Head of Creative, that are working very well together with Keith for now, and then with his replacement at the right time, that are beginning this process of rethinking dressbarn's merchandise and positioning. So I feel very confident that they're on the right track. It's not going to happen overnight, but I was, as an example, just at a style-out for Fall sweaters, which you may recall was a real problem last year.

Janet Kloppenburg - JJK Research - Analyst

I do.

David Jaffe - Ascena Retail Group Inc - President and CEO

And I feel much, much more confident in what they're going to have on the floor this upcoming Fall versus what we had last Fall. So I think they're doing the right things. They are going slow and steady, and that's what we need to win the race here. Similar to what we've seen at Catherine's and their wonderful turnaround, and what I think is going on at the same time at Lane Bryant.

Janet Kloppenburg - JJK Research - Analyst

Okay, and I just had a follow-on. I know that Justice's operating margins for the year, I think they're up year-over-year, but maybe ticked down a little bit in the third quarter. I'm just wondering if the plan is for Justice's operating margins, I mean, if you think it's realistic that they can stay as healthy as they are, or because of the competitive situation that we should think that they may be under a little pressure going forward, David.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Sure, Janet. It's Dirk.

Janet Kloppenburg - JJK Research - Analyst

Hi, Dirk.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Hi. The third quarter was clearly negatively affected.

Janet Kloppenburg - JJK Research - Analyst

Seasonal.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

By sales being down. I think we feel like they actually ought to be able to maintain their margins over time as we head into the future, so not a big concern.

Janet Kloppenburg - JJK Research - Analyst

Okay, so more weather-related than competitive-related as far as the -- yes, okay. Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

The one sidebar --

Janet Kloppenburg - JJK Research - Analyst

Go ahead, David.

David Jaffe - Ascena Retail Group Inc - President and CEO

(Multiple speakers) Is that the flash sales have been very, very successful, and as we've talked before, you're benefiting gross margin dollars at the slight expense of gross margin percent. So when we look at operating margin dollars, we'll see continued growth, and although you're getting more dollars that will leverage the other expenses, your gross margin is going to get a little bit of a hit, and those are going to playoff against each other. So while we're very --

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

But the operating margin leverage should be -- the expense leverage should offset that gross margin percent? Yes, I've got it. Thank you.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

And despite the poor third quarter, I mean, their margins actually are still hanging in there relative to last year.

Janet Kloppenburg - JJK Research - Analyst

No, I think they are up on a nine-month basis.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Yes, they are.

Janet Kloppenburg - JJK Research - Analyst

Thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Janet.

Operator

Your next question comes from the line of Taposh Bari with Goldman Sachs.

Taposh Bari - Goldman Sachs - Analyst

Hey, just a quick follow-up. Dirk, can you give us the pro forma gross margin buying, BD&O and SG&A rates for 4Q '12?

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

Yes, we can handle that on the debrief call after this, Brian. Taposh, sorry.

Taposh Bari - Goldman Sachs - Analyst

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Okay. Just one other one just to follow-up on Janet's question while I have you. These flash sales at Justice, I think some of the anxiety out there, I would say is that 20% off of 40%, and then 30% off of 40%. So is this a slippery slope in your opinion? And then secondarily to that, are you driving these flash sales from a position of defense, or are these more kind of aggressive actions on your part?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I would say that it does both. So we use it as an offensive tool, because as we've mentioned before, it's an opportunity to attract new customers and get greater share of our existing customers. So it's offensive in that way, and it can be used defensively as we just did a promo, a flash sale last weekend, and it was more defensive there in that, as you see the numbers. We're a little behind plan after the tough Q3, and so this was an opportunity to use it to clear inventory. So it can be used both ways because it does drive that consumer in the store. I do not think it's a slippery slope. I think it's something, it's a tool in your kit, and it's something that Mike and his team are using very thoughtfully. In addition, they're looking at other tools so that they don't have to wear this one out.

So in July you'll see other offer early in the month that we're pretty excited about, and it's the first time we've done it in brick-and-mortar, and we'll see what the results are. We're optimistic about it, but I think the challenge is to make sure that we keep coming up with new tools, new handles to attract that customer, create a call to action both for our existing customer as well as the passerby. You may remember that the average Justice customer, because it's a tween-focused business, isn't a customer for very long before she grows out of it. So we're constantly losing customers. On the other hand, we're constantly getting new ones in, and so we've got to make sure to attract those new ones in, and there's nothing like a big event, point-of-sale event in the store window to get them to cross the threshold.

Taposh Bari - Goldman Sachs - Analyst

Well, thank you.

Dirk Montgomery - Ascena Retail Group Inc - EVP and CFO

All right, thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

I think we're out of time, operator.

Operator

And we have no additional questions in queue.

David Jaffe - Ascena Retail Group Inc - President and CEO

Great. Well, I want to thank everyone for their interest. We'll have our end of year call in late September, and then again to remind you, just a week or two then on October 9, we'll have our Investor Day, and we hope to see all of you there. In the meantime, everyone have a very enjoyable summer. Thank you.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

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